EXHIBIT 99.1

The Peoples BancTrust Co., Inc. Announces Second Quarter Results

    SELMA, Ala.--(BUSINESS WIRE)--Aug. 10, 2004--The Peoples BancTrust Co., Inc. (Nasdaq:PBTC) today reported increased earnings for its second quarter ended June 30, 2004.
    "We continued to focus on loan portfolio quality in the second quarter," stated Elam P. Holley, Jr., President and Chief Executive Officer. "We feel like our efforts have produced positive results through significant improvements in the overall quality of our loan portfolio. For example, we benefited from the sale of a relatively large commercial loan that had previously required special attention. We have always been committed to the highest possible standards in everything we do; loan portfolio quality is no different."

    Second Quarter Results

    Net income rose to $1,439,000 in the second quarter of 2004 compared with $1,375,000 in the second quarter of 2003. Net income per diluted share was $0.26 in the second quarter of 2004 compared with $0.25 in the same quarter of last year. The increase in earnings was primarily due to a lower loan loss provision than last year as a result of improved loan portfolio quality.
    Total interest income was $9.0 million for the second quarter of 2004 compared with $9.6 million in the second quarter of 2003. The decline in interest income was due primarily to lower average rates and lower average loans. Interest earning assets produced an average annual yield of 5.05% in the second quarter of 2004 compared with 5.44% for the same period in 2003.
    Loans, net of the unearned discount declined 10.0% to $441.7 million at the end of the second quarter 2004, compared with $490.7 million at the same quarter-end 2003. This reduction was primarily attributed to lower loan demand, higher credit underwriting standards and the aforementioned sale of a large commercial loan in the second quarter of 2004.
    Total interest expense was $2.6 million in the second quarter of 2004, down from $3.0 million in the second quarter of 2003. The average annual rate of interest paid on interest bearing liabilities was 1.73% in the second quarter of 2004 compared with 1.99% for the same quarter of 2003.
    Net interest income for the second quarter of 2004 was $6.4 million compared with $6.6 million in the second quarter of 2003.
    Net interest income after provision for loan losses was $6.9 million in the second quarter of 2004 compared with $5.7 million in the second quarter of 2003. The provision for loan losses in the second quarter of 2004 was a negative $575,000 compared with $876,000 for the same period in 2003. The negative loan loss provision for the second quarter was due to the recapture of approximately $760,000 in reserves resulting from the aforementioned sale of a loan during the quarter. The previously mentioned recapture of reserves not withstanding, provision for loan losses in the second quarter totaled $185,000 compared with $876,000 in the second quarter of 2003, reflecting the overall improvement in the credit quality of the loan portfolio.
    Non-interest income was $2.5 in the second quarter of both 2004 and 2003. Net securities gains were $286,000 in the second quarter of 2004 compared with $125,000 in the second quarter of last year.
    Non-interest expense rose 20.0% to $7.4 million primarily due to losses resulting from the aforementioned loan sale (approximately $550,000) and the sale of certain other real estate owned (approximately $330,000). Salaries and benefits expenses were up 2.5% to $3.4 million compared with the second quarter of 2003.

    Six Month Results

    For the six months ended June 30, 2004, net income was $2,897,000, or $0.52 per diluted share, compared with $2,999,000, or $0.54 per diluted share, for the same period in 2003
    Total interest income for the six month period was $18.3 million compared with $19.8 million in the six month period in 2003. Total interest expense was $5.4 million in the six months ended June 30, 2004, compared with $6.1 million in the prior year period.
    Net interest income for the first half of 2004 was $12.8 million compared with $13.7 million in the second half of 2003. Net interest income after provision for loan losses was $13.0 million in the first six months of 2004 compared with $11.3 million in the first six months of 2003. Provision for loan losses in the first half of 2004 was a negative $149,000 compared with $2.4 million for the same period in 2003. The negative provision for loan losses in 2004 resulted from the recapture of approximately $760,000 in reserves from the aforementioned loan sale in the second quarter of 2004.
    Non-interest income for the first half of 2004 declined 7.7% to $4.8 million and non-interest expense was up 12.9% to $13.7 million compared with the second half of 2003.
    Stockholders' equity decreased to $70.9 million at June 30, 2004, from $72.8 million at year-end 2003. The largest single factor in this decline was a $3.7 million reduction in stockholders' equity associated with an overall decrease in the market value of the investment securities portfolio. BancTrust believes this decrease in value to be temporary.

    Outlook for 2004

    "We continue to be optimistic about growth opportunities in our Birmingham market," continued Mr. Holley. "We are expanding our presence in our Tuscaloosa market with the very active support of our local Board. Should interest rates continue to trend upward, we believe that earnings will be positively impacted," concluded Mr. Holley.

    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 22 offices located in ten Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Shelby, Tallapoosa and Tuscaloosa).
    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.


Earnings Summary:
(Dollars in thousands except per share amounts)

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------  --------------------
                              2004       2003       2004       2003
                           ---------  ---------  ---------  ---------
                                (Unaudited)           (Unaudited)

Total interest income         $9,016     $9,592    $18,257    $19,752
Total interest expense         2,644      3,030      5,413      6,088
                           ---------  ---------  ---------  ---------
Net interest income            6,372      6,562     12,844     13,664
Provision for loan losses       (575)       876       (149)     2,408
                           ---------  ---------  ---------  ---------
Net interest income after
 provision for loan losses     6,947      5,686     12,993     11,256
Net securities gains             286        125        489        567
Other noninterest income       2,164      2,326      4,303      4,622
Noninterest expense            7,370      6,139     13,733     12,161
                           ---------  ---------  ---------  ---------
Income before income taxes     2,027      1,998      4,052      4,284
Income tax expense               588        623      1,155      1,285
                           ---------  ---------  ---------  ---------
Net income                    $1,439     $1,375     $2,897     $2,999
                           =========  =========  =========  =========

Basic net income per share     $0.26      $0.25      $0.52      $0.54
Diluted net income per
 share                         $0.26      $0.25      $0.52      $0.54

Basic weighted average
 number of shares
 outstanding               5,573,118  5,562,802  5,568,804  5,562,802
Diluted average number of
 shares outstanding        5,596,566  5,591,952  5,592,428  5,583,531


Balance Sheet Summary:
(Dollars in thousands except per share amounts)
                                                   As of      As of
                                                  June 30,   Dec. 31,
                                                    2004       2003
                                                 ---------  ---------
                                                (Unaudited)

Total assets                                      $762,416   $778,581
Loans, net of the unearned discount                441,727    461,405
Allowance for possible loan losses                 (10,684)   (11,995)
Total deposits                                     639,323    643,757
Total borrowed funds                                48,137     56,690
Stockholders' equity                               $70,913    $72,779


    CONTACT: The Peoples BancTrust Co., Inc.
             Andrew C. Bearden, 334-875-1000